Filed pursuant to Rule 433

Registration Statement No. 333-188192

April 29, 2013

THE TJX COMPANIES, INC.

Pricing Term Sheet

2.500% Notes due 2023

Issuer:	The TJX Companies, Inc.

Security:	2.500% Notes due 2023

Principal Amount:	$500,000,000

Maturity:	May 15, 2023

Coupon:	2.500%

Price to Public:	99.911% of face amount

Yield to Maturity:	2.510%

Benchmark Treasury:	2.000% due February 15, 2023

Spread to Benchmark Treasury:	+85 basis points

Benchmark Treasury Yield:	1.660%

Proceeds, Before Fees and Expenses:	$496,305,000

Interest Payment Dates:	May 15 and November 15, beginning November 15, 2013

Redemption Provisions:

Make-Whole Call	Prior to February 15, 2023, Treasury plus 15 basis points

Par Call	On or after February 15, 2023 at 100%

Trade Date:	April 29, 2013

Settlement:	T+3; May 2, 2013

CUSIP:	872540 AP4

Ratings:	A3 (Moody’s) / A (S&P)

Joint Book-Running Managers:	Deutsche Bank Securities Inc.

Barclays Capital Inc.

U.S. Bancorp Investments, Inc.
Co-Managers:

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBS Securities Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold these notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement, including the preliminary prospectus supplement and accompanying prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the registration statement, including the preliminary prospectus supplement and accompanying prospectus, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling or emailing Deutsche Bank Securities Inc. at 1-800-503-4611 or prospectus.cpdg@db.com; Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com; or U.S. Bancorp Investments, Inc. at 1-877-558-2607.

This pricing term sheet supplements and updates the information contained in the preliminary prospectus supplement issued by The TJX Companies, Inc. on April 29, 2013 relating to its prospectus dated April 29, 2013.